EXHIBIT 10.61

Renewal

by Andersen

October 28, 2004

Murray Gross

U.S. Home Systems, Inc.

750 State Highway 121 Bypass, Suite 170

Lewisville, TX 75067

RE:     Termination of Retailer Agreement

Dear Murray:

This letter sets forth the terms under which U.S. Home Systems, Inc. (“you”) and Renewal by Andersen Corporation (“we” or “Renewal”) mutually agree to terminate the Retailer Agreement for the Los Angeles market area (the “Market”), dated September 26, 2001 (the “Retailer Agreement”).

Effective Date. The termination of the Retailer Agreement will be effective as of December 31, 2004 (the “Effective Date”).

Transition of Business. Renewal will continue to accept new orders from you until products necessary to complete existing customer contracts have been shipped to you; provided that we will not accept any new orders after the Effective Date. Your current payment terms will remain in effect; provided, however, that we reserve the right to change those terms if you become delinquent on payments or as otherwise permitted under the Retailer Agreement. You will use your reasonable commercial efforts to complete installation of all Renewal by Andersen® products shipped to you prior to the Effective Date and to complete any remaining installations as soon as possible thereafter.

Renewal may select one or more new affiliates for all or any part of the Market (the “New Affiliates”) at any time, including affiliates from surrounding markets who may operate in the Market on a temporary basis. You agree to cooperate with us and any New Affiliates to transition your Renewal by Andersen business to us or to any New Affiliates, including without limitation the continued operation of your Torrance retail showroom until the Effective Date, the termination of your use of the Renewal by Andersen name after the Effective Date (including any use on your websites) and the transfer to us or any New Affiliates we may designate of your customer data base, open customer quotes and any telephone numbers associated with your Renewal by Andersen business, including your sales and installation of Renewal by Andersen products. You also will take such other actions as we may reasonably request in order to try to provide for a smooth transition to the New Affiliates.

You intend to offer employees and installation contractors of your Renewal by Andersen business an opportunity for employment in your other business operations. If any such employees or installation contractors refuse your offer, you will give Renewal and the New Affiliates access to those employees and installation contractors for the purpose of evaluating whether Renewal or any New Affiliate is interested in hiring or retaining them; provided that Renewal and the New Affiliates will work with you to try to minimize the disruption to your business caused by any such evaluation.

Renewal by Andersen

9900 Jamaica Avenue South

Cottage Grove, MN 5501 6

Phone: 651.264.4000

Fax: 651.264.4080

Window Replacement

Murray Gross

October 28, 2004

Service Obligations. Until the Effective Date, you will continue to service your customers who have purchased Renewal by Andersen® products and work with us and the New Affiliates to transition such service to us or the New Affiliates. After the Effective Date and for a period of two years from the date of your completion of an installation, if you, we or any New Affiliate receives a request from one of your customers for service and repair work not covered by our product warranty, but covered by your installation warranty, we or the New Affiliates will perform (or have others perform) any services necessary to fulfill your installation warranty and will bill you for the costs and expenses incurred. You agree to pay such costs and expenses in a timely manner. In the event any such services to any customer are reasonably expected to cost more than $1,000.00, we or the New Affiliate will give you a written estimate of such costs prior to performing such services. You will have five days from receipt of such estimate to inspect the job and either (i) agree to pay for such services, or (ii) agree to perform such services with your own personnel. Any such services performed by you must be completed within twenty days after your receipt of such estimate and must meet our standards. If you do not respond within five days after receipt of any such estimate, we or the New Affiliate will perform the services and bill you for the costs and expenses. Estimates for service work pursuant to this paragraph will be sent to you via fax at 972-459-4800, Attention: Murray Gross.

Return of Property, On or before the Effective Date, you will return to Renewal all of the manuals and other printed or electronic materials and other property provided to you relating to Renewal or Renewal by Andersen® products or services, You will cooperate with Renewal to prepare a list of all such items and to arrange for the shipping and delivery of such items to a destination selected by Renewal. Renewal will reimburse you for the reasonable cost of shipping such items.

Costa Mesa and Torrance Showrooms. We understand that you have closed your Costa Mesa showroom (but to satisfy your lease obligations you will operate a sales office for your other non-competing businesses in that facility) and will convert your Torrance showroom to accommodate your other non-competing business operations. We will use commercially reasonable efforts to sell your Renewal by Andersen® product displays and the signage from those showrooms to a New Affiliate. You agree to make such displays and signage available to us and New Affiliates for inspection as reasonably requested. If we are not able to find a New Affiliate who will purchase your displays and signage in the Costa Mesa showroom by December 31, 2004, we will purchase them from you for $42,300. We are not obligated to purchase the displays and signs at the Torrance showroom, but we will use our commercially reasonable efforts to sell the Torrance showroom displays and signs to a New Affiliate at fair market value.

No Liability for Termination. As stated in the Retailer Agreement, neither you nor Renewal will have any liability to the other party for any compensation, loss, recoupment or damage, asserted on any basis, for the termination of the Retailer Agreement or termination of the parties’ relationship.

Survival of Agreement Provisions. As stated in the Retailer Agreement, termination of the Retailer Agreement does not release you from your obligation to make payment of all amounts now or hereafter owed to Renewal. In addition, certain sections of the Retailer Agreement survive beyond its termination and in some cases are applicable to both of us. Those sections include, without limitation, the sections entitled Confidential Information, Limited Warranty and Indemnification. The confidentiality obligations under the Retailer Agreement survive termination indefinitely. We both will promptly return to the other party upon termination of the Agreement any such confidential and proprietary information and records in the other’s possession or control. The indemnification obligations of both parties under the Retailer Agreement also survive termination indefinitely.

Murray Gross

October 28, 2004

Public Announcements. Except as may otherwise be required by law or regulation or by court or administrative agency order, neither you nor Renewal will make any public announcement or communication to customers regarding the termination of the Retailer Agreement or termination of the parties’ relationship, without the other party’s prior consent, which will not be unreasonably withheld.

Please indicate your agreement with the terms set forth in this letter by signing the enclosed copy of this letter in the space provided below and returning the signed copy to me as soon as possible.

Thank you in advance for your cooperation. Please call me if you have any questions.

Very truly yours,

RENEWAL BY ANDERSEN CORPORATION

By	/s/ Craig Evanich
Craig Evanich, President

Agreed and accepted:	Nov. 11, 2004

U.S. HOME SYSTEMS, INC.

By	/s/ Murray Gross
Murray Gross, President